Exhibit 2.3

DATED	15 FEBRUARY 2023
CALEDONIA MINING SERVICES (PRIVATE) LIMITED (AS ISSUER) CALEDONIA MINING CORPORATION PLC (AS GUARANTOR)
LOAN NOTE INSTRUMENT for the US$12,000,000 guaranteed loan notes 2023

THIS DEED is dated 15 February 2023

ISSUER

Caledonia Mining Services (Private) Limited incorporated and registered in Zimbabwe with company number 898/34 whose registered office is at 6th Floor Red Bridge East Gate, Cnr 3rd Str. & R G Mugabe Rd, Harare, Zimbabwe (the Issuer); and

GUARANTOR

Caledonia Mining Corporation Plc incorporated and registered in Jersey with company number 120924 whose registered office is at B006 Millais House, Castle Quay, Jersey, Channel Islands JE2 3EF (the Guarantor).

BACKGROUND

(A)

The Issuer has, by resolution of its board of directors dated 20 December 2022 resolved to create up to a maximum nominal amount of US$12,000,000 guaranteed loan notes 2023, to be constituted in the manner set out in this loan note instrument (the Instrument), in order to refinance the Issuer’s debt due to the Guarantor that was created pursuant to the sale to the Issuer by the Guarantor of a 12 MWac solar power plant situated next to the Blanket Mine in Zimbabwe.

(B)	The Guarantor, the Issuer’s holding company, shall guarantee the Issuer’s obligations as set out in this Instrument.

AGREED TERMS

1.	INTERPRETATION

The definitions and rules of interpretation in this Clause apply in this Instrument.

1.1	Definitions:

Business Day	means a day other than a Saturday, Sunday or public holiday in England when banks in Zimbabwe are open for business

Certificate	means a certificate for any Notes issued by the Issuer in accordance with Clause 7 (Certificates), in the form (or substantially the form) set out in 0 of Schedule 1 (Form of Note);

Conditions	means the conditions attaching to the Notes as set out in Part 2 of Schedule 1 and as amended from time to time in accordance with this Instrument. The term Condition shall be construed accordingly;

Event of Default	means any of the events specified in paragraph 3.2 of the Conditions;

Interest Payment Date	each of the dates being 6, 12, 18, 24, 30 and 36 calendar months following the Issue Date;

Interest Rate	9.5% per annum;

Issue Date	means in relation to any Notes, the date of issue of such Notes as shown on the first Certificate representing such Notes;

Maturity Date	means the third anniversary of the Issue Date or such later date as may be agreed, in writing, between the Issuer and each of the Noteholders;

Noteholder	means a person for the time being entered in the Register as the holder of any Notes;

Notes	means up to US$12,000,000 guaranteed loan notes 2023 constituted by this Instrument or, as the case may be, the amount of such loan notes for the time being issued and outstanding;

Register	means the register of Noteholders kept and maintained by the Issuer in accordance with Clause 8 (The Register);

Repayment Notice	means a notice in the form (or substantially in the form) set out in section 2 of the Conditions (Form of Note);

Special Resolution		means:

(a)

a resolution passed at a meeting of the Noteholders duly convened and held in accordance with section 5 of the Conditions (Meetings of Noteholders) and carried unanimously by the persons voting at such meeting on a show of hands or, if a poll is demanded, unanimously by the votes given on such poll; or

	(b)	a written resolution of the Noteholders which complies with paragraph 9.2 of section 5 of the Conditions (Meetings of Noteholders)

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Instrument.

1.3	References to Clauses and Schedules are to the Clauses of and Schedules to this Instrument and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this Instrument and shall have effect as if set out in full in the body of this Instrument. Any reference to this Instrument includes the Schedules.

1.5

A reference to this Instrument, the Conditions or to any other agreement or document referred to in this Instrument or the Conditions is a reference to this Instrument, the Conditions or such other agreement or document as varied or novated in accordance with their terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality.

1.9	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.10	Unless otherwise expressly provided in this Instrument, a reference to writing or written includes email.

1.11

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.12

A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 185 of the Companies and Other Business Entities Act [Chapter 24:31] and a member of its group, group company or group means, in relation to a company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company .

1.13	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.14	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.15

Any reference to a legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Zimbabwe, be deemed to include a reference to that which most nearly approximates to the Zimbabwe legal term in that jurisdiction.

1.16	Any obligation on a person not to do something includes an obligation not to allow that thing to be done.

1.17	A reference in this Instrument to:

1.17.1	any Notes being outstanding means such Notes as are in issue, unredeemed and uncancelled at the relevant time;

1.17.2	the assets of any person shall be construed as a reference to all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

1.17.3	indebtedness shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

1.17.4	repayment includes redemption and vice versa and the words repay, redeem, repayable, redeemed and repaid shall be construed accordingly;

1.17.5	US$ denotes the lawful currency of the United States of America; and

1.17.6	tax shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature

(including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.18	Unless the context otherwise requires, a reference to the Notes includes a reference to all and/or any of the Notes.

2.	AMOUNT AND DESCRIPTION OF NOTES

2.1	The aggregate principal amount of the Notes is limited to US$12,000,000.

2.2	The Notes shall be known as the guaranteed loan notes 2023.

3.	STATUS OF NOTES

3.1

The Notes when issued and while they are outstanding shall rank pari passu equally and rateably without discrimination or preference among themselves and as an unsecured obligation of the Issuer other than in respect of the Guarantor’s obligation herein.

3.2	No application shall be made to any investment exchange (whether in Zimbabwe or elsewhere) for permission to deal in, or for an official or other listing or quotation, in respect of the Notes.

4.	REPAYMENT OF NOTES

4.1	The Notes shall be repaid in accordance with paragraph 2 to paragraph 4 (inclusive) of section 1 of the Conditions.

4.2

When the Notes become repayable in accordance with this Instrument, the Issuer shall pay to the Noteholders the full principal amount of the Notes to be repaid together with any accrued interest on such Notes up to and including the date of payment.

4.3

All payments in respect of the Notes (whether of principal, interest or otherwise) shall be made by the Issuer to the Noteholders entitled to such payments in accordance with paragraph 4 of section 1 of the Conditions.

4.4	All Notes repaid by the Issuer shall be automatically and immediately cancelled and shall not be reissued.

5.	INTEREST

Until the Notes are repaid in accordance with the provisions of this Instrument, interest shall accrue and be paid on the principal amount of the Notes which are outstanding at the rate and in the manner set out in the Conditions.

6.	GUARANTEE

6.1

The Guarantor unconditionally and irrevocably guarantees to each of the Noteholders from time to time that if, for any reason whatsoever, the aggregate outstanding principal amount of its Notes (or any part of it) together with all outstanding accrued interest thereon is not paid in full by the Issuer on the due date it shall (subject to the limitations set out in this Clause 6), on demand in writing by such Noteholder, pay to him, her or it such sum as shall be equal to the amount in respect of which such default has been made, provided that the Guarantor’s maximum aggregate liability under this Clause 6 shall not exceed an amount equal to the aggregate outstanding principal amount of its Notes in issue at any time and all outstanding accrued interest thereon due to such Noteholder.

6.2

Upon payment in full by the Guarantor of the aggregate outstanding principal amount of the Notes in issue together with all outstanding accrued interest thereon, such Notes shall be deemed to have been repaid and cancelled.

6.3

The Guarantor shall be liable as if it were a principal debtor for all monies payable pursuant to this Instrument (notwithstanding that, as between the Issuer and the Guarantor, the Guarantor is a surety only) and shall not be exonerated or discharged from liability under this Clause 6:

6.3.1	by time or indulgence being given to, or any arrangement or alteration of terms being made with, the Issuer; or

6.3.2	by the liquidation, whether voluntary or compulsory, of the Issuer or by the appointment of an administrative receiver or an administrator in relation to the Issuer or its assets; or

6.3.3	by any act, omission, matter or thing whatsoever whereby the Guarantor, as surety only, would or might have been so exonerated or discharged.

6.4

Each of the undertakings and guarantees contained in this Clause 6 shall be a continuing undertaking and guarantee binding on the Guarantor, and shall remain in operation until the aggregate principal amount of the Notes together with all outstanding accrued interest thereon has been fully paid or satisfied.

6.5

Each Noteholder shall be entitled to determine from time to time when to enforce this Clause 6 as regards his outstanding Notes and may from time to time make any arrangements or compromise with the Guarantor in relation to the guarantee given by this Clause 6 which such Noteholder may think expedient and/or in his own interest.

6.6

Payment by the Guarantor to any Noteholder made in accordance with this Clause 6 shall be deemed a valid payment for all purposes of this Clause 6 and shall discharge the Guarantor from its liability under this Clause 6 to the extent of the payment and the Guarantor shall not be concerned to see to the application of any such payment.

6.7	In relation to any demand made by a Noteholder for payment by the Guarantor pursuant to this Clause 6, such demand shall be in writing and shall state:

6.7.1	the full name and registered address of such Noteholder and the aggregate outstanding principal amount together with all outstanding accrued interest thereon which is claimed;

6.7.2	that none of the Notes in respect of which such demand is made has been cancelled, redeemed or repurchased by the Issuer;

6.7.3

that the sum demanded is due and payable by the Issuer, that all conditions and demands prerequisite to the Issuer's obligations in relation to those Notes have been fulfilled and made, that any grace period relating to those obligations has elapsed and that the Issuer has failed to pay the sum demanded;

6.7.4

the date on which payment of the aggregate outstanding principal amount (or part thereof) together with all outstanding accrued interest thereon in respect of which the demand is made should have been made to the Noteholder by the Issuer; and

6.7.5	the bank account details of a bank with a recognised financial institution in the Noteholder’s name to which payment by the Guarantor is to be credited at the Noteholder’s risk.

6.8

The Guarantor shall be liable under this guarantee as if it were a principal and independent debtor and accordingly it shall not have, as regards this Instrument, any of the rights or defences of a surety as against the Noteholders.

6.9	The execution by the Guarantor of this Instrument and its compliance with this guarantee will not involve or lead to a contravention of:

6.9.1	any law or regulation to which the Guarantor is subject; or

6.9.2	the constitutional documents of the Guarantor; or

6.9.3	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

6.10	To the best of the knowledge information and belief of the Guarantor, no Event of Default or potential Event of Default has occurred and is continuing.

6.11	This Guarantee shall remain in force as a continuing security at all times until the Notes have been satisfied in full.

7.	CERTIFICATES

7.1	Each Noteholder shall be entitled to receive, without charge, one Certificate for the Notes registered in his name.

7.2

Where any Notes are held jointly, the Issuer shall not be bound to issue more than one Certificate in respect of such Notes and delivery of a Certificate to the person who is first named in the Register as Noteholder shall be sufficient delivery to all joint holders of such Notes.

7.3	Each Certificate shall:

7.3.1	bear a denoting number;

7.3.2	be issued in the form (or substantially in the form) set out in 0 of Schedule 1 (Form of Note) and shall be executed by the Issuer in accordance with the laws applicable to the Issuer; and

7.3.3	have the Conditions endorsed on or attached to it.

7.4

If any Certificate is lost, stolen, defaced or destroyed it may be replaced on such terms (if any) as to evidence, indemnity or otherwise as the Issuer may require. In the case of defacement, the defaced Certificate shall be surrendered to the Issuer before a replacement Certificate is issued.

7.5	In the case of repayment or transfer of part only of a Noteholder’s Notes, the Certificate(s) in respect of such Notes shall be either:

7.5.1	endorsed with a memorandum of the nominal amount of the Notes so redeemed or transferred and the date of such repayment or transfer; or

7.5.2	cancelled and (without charge) replaced by a new Certificate for the balance of the principal amount of the Notes not then repaid or transferred.

8.	THE REGISTER

8.1	The Issuer shall at all times keep and maintain the Register at its registered office or at such other place as the Issuer may from time to time appoint for this purpose and notify to the Noteholders.

8.2	The Issuer shall enter in the Register:

8.2.1	the names and addresses of the Noteholders for the time being;

8.2.2	the principal amount of the Notes held by each Noteholder;

8.2.3	the date of issue of each of the Notes and the date on which the name of each Noteholder is entered in the Register in respect of the Notes registered in his name;

8.2.4	the serial number of each Certificate issued and the date of its issue; and

8.2.5	where permitted, all transfers and changes of ownership of the Notes.

8.3	The Issuer shall promptly update the Register to record any change to the name or address of any Noteholder that is notified in writing to the Issuer by that Noteholder.

8.4	Each Noteholder may during office hours and on giving the Issuer reasonable written notice, attend on the Issuer to inspect, and take copies of, the Register.

9.	MEETINGS OF NOTEHOLDERS

Meetings of the Noteholders shall be convened and held in accordance with the provisions of section 5 of the Conditions (Meetings of Noteholders).

10.	ENFORCEMENT

10.1	From and after the date of this Instrument, and so long as any Notes are outstanding, the Issuer undertakes to duly perform and observe its obligations under this Instrument.

10.2

The Notes shall be issued and held subject to and with the benefit of the provisions of this Instrument and the Conditions. All such provisions shall be binding on the Issuer and the Noteholders and all persons claiming through or under them respectively, and shall enure for the benefit of all Noteholders, their personal representatives, successors and permitted assigns.

10.3

This Instrument shall operate for the benefit of all Noteholders (and their personal representatives and successors), who shall be entitled to enforce and sue for the performance or observance of the provisions of this Instrument in their own right so far as their holding of Notes is concerned.

10.4	Except as provided in Clause 10.3, no one other than a party to this Instrument shall have any rights to enforce any of its terms.

11.	MODIFICATION

11.1

The Issuer may from time to time (by deed expressed to be supplemental to this Instrument) modify or amend any provisions of this Instrument (including the Conditions) or modify, abrogate or compromise the rights of the Noteholders in any respect where such modification, amendment, abrogation or compromise:

11.1.1	has been approved by a Special Resolution; or

11.1.2	is considered, in the reasonable opinion of the Issuer’s legal advisers, to be of a formal, minor or technical nature or to be necessary to correct a manifest error.

Any such amendment, modification, abrogation, compromise or arrangement made pursuant to this Clause 11.1 shall be binding on all the Noteholders.

11.2	A memorandum of execution of any instrument supplemental to this Instrument shall be endorsed by the Issuer on this Instrument.

12.	GOVERNING LAW AND JURISDICTION

12.1

This Instrument and the Notes and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with any of them or their subject matter or formation shall be governed by and construed in accordance with the law of Zimbabwe.

12.2

Any dispute arising out of or in connection with this Instrument, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration by a single arbitrator to be held at Harare, Zimbabwe. In the event that the parties are unable to agree the identity of the arbitrator within thirty Business Days of a dispute having been declared by either of them, then the arbitrator shall be appointed by the Commercial Arbitration Centre in Harare, on the request of either party. The language to be used in the arbitral proceedings shall be English.

THIS INSTRUMENT has been EXECUTED as a DEED and is delivered and takes effect on the date at the beginning of it.

SCHEDULE 1

FORM OF NOTE

Part 1 - Loan note certificate

Certificate No. [NUMBER]
Date of Issue [DATE]
Amount US$[AMOUNT]

CALEDONIA MINING SERVICES (PRIVATE) LIMITED

(the Issuer)

US$[12,000,000] GUARANTEED LOAN NOTES 2023

Created and issued pursuant to a resolution of the board of directors of the Issuer passed on 20 December 2022.

THIS IS TO CERTIFY THAT [NAME OF NOTEHOLDER] is the registered holder of US$[ ] of the US$12,000,000 guaranteed loan notes 2023 due 2026 with an interest rate of 9.5% (the Interest Rate) constituted by an instrument entered into by the Issuer as issuer on 15 February 2023 (the Instrument). Such Notes are issued with the benefit of and subject to the provisions contained in the Instrument and the Conditions endorsed on or annexed to this Certificate.

Notes:

1.	The Notes are repayable in accordance with the Conditions.

2.

This Certificate must be surrendered to the Issuer before any transfer or repayment, whether of the whole or any part of the Notes comprised in it, can be registered or effected, or any new certificate issued in exchange.

3.	Any change of address of the Noteholder(s) must be notified in writing signed by the Noteholder(s) to the Issuer at its registered office from time to time.

4.	Words and expressions defined in the Instrument shall bear the same meaning in this Certificate and in the Conditions.

5.

The Notes and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with any of them or their subject matter or formation shall be governed by, and construed in accordance with, the law of Zimbabwe and shall be referred to and finally resolved by arbitration to be held in Harare before a single arbitrator as provided for under the terms of the Instrument.

6.	A copy of the Instrument is available for inspection at the registered office of the Issuer and its terms, to the extent applicable, are incorporated by reference in the Conditions.

ISSUER	)
EXECUTED as a DEED and delivered by	)
CALEDONIA MINING SERVICES	)	, Director
(PRIVATE) LIMITED acting by a director, in the presence of:	)

Witness signature
Name
Address

Occupation

Dated: 2023

GUARANTOR	)
EXECUTED as a DEED and delivered by	)
CALEDONIA MINING CORPORATION PLC	)	, Director
acting by a director, in the presence of:	)

Witness signature
Name
Address

Occupation

Dated: 2023

Part 2 - Conditions

Section 1 - Interest, repayment and payment

1.	INTEREST

1.1	Interest shall be payable on the principal amount of the Notes outstanding from time to time from the Issue Date of that Note until the date of redemption of such Note at the Interest Rate.

1.2	Interest shall be calculated on the basis of the actual number of days elapsed in the relevant period and a 365-day year.

2.	REPAYMENT

2.1

To the extent not previously repaid or redeemed (and subject always to paragraph 4.6 and paragraph 4.7 of section 1 of these Conditions), the Notes will be repaid by the Issuer on the applicable Maturity Date.

2.2

At any time prior to the relevant Maturity Date, the Issuer shall be entitled to repay all or part, of the Notes by delivering to each of the Noteholders a duly completed Repayment Notice not less than 14 days’ prior to the proposed repayment date.

2.3	Where a Repayment Notice is given to the Noteholders in accordance with paragraph 2.2 above:

2.3.1	the Repayment Notice shall be irrevocable, save with the consent in writing of all of the Noteholders; and

2.3.2	the Issuer shall (subject to paragraph 4.6 and paragraph 4.7 of 0 of section 1 of these Conditions) repay the amount of the Notes specified in the Repayment Notice on the relevant repayment date.

2.4

The Guarantor unconditionally and irrevocably guarantees to each of the Noteholders from time to time that if, for any reason whatsoever, the aggregate outstanding principal amount of its Notes (or any part of it) together with all outstanding accrued interest thereon is not paid in full by the Issuer on the due date it shall (subject to the limitations set out in Clause 6 of the Instrument, the provisions of which are incorporated by reference herein), on demand in writing by such Noteholder, pay to him, her or it such sum as shall be equal to the amount in respect of which such default has been made, provided that the Guarantor’s maximum aggregate liability under this paragraph and Clause 6 of the Instrument shall not exceed an amount equal to the aggregate outstanding principal amount of the Notes in issue at any time and all outstanding accrued interest thereon due to such Noteholder.

2.5

Any payments made by the Issuer (or, if applicable, the Guarantor) to Noteholders under the terms of these Notes shall be made to a bank account in the Noteholder’s name at a recognised financial institution, to be notified in writing to the Issuer (or Guarantor) by the Noteholder not less than 5 Business Days prior to the proposed date of payment. No payment shall be considered overdue nor any payment obligation breached by the Issuer or Guarantor where a payment cannot be made on the due date following failure by the Noteholder to so notify the Issuer (or Guarantor) of complete and accurate bank details in accordance with this Condition.

3.	ACCELERATION

3.1

If an Event of Default occurs and remains unremedied, each Noteholder may by written notice to the Issuer, provided the Event of Default remains unremedied and has not been waived in writing by the Noteholder, demand the immediate repayment of the principal amount of all their Notes and all accrued interest.

3.2	The Events of Default are as follows:

3.2.1	the Issuer fails to pay any amount payable on any of the Notes within 20 Business Days after the due date for payment;

3.2.2

the Issuer is (or is, or could be, deemed by law or a court to be) insolvent or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or any material part of its indebtedness or commences negotiations with any one or more of its creditors with a view to the general readjustment or re-scheduling of all or any material part of its indebtedness or makes a general assignment for the benefit of, or composition with, its creditors (or any class of its creditors) or a moratorium is agreed or declared in respect of, or affecting, all or a material part of its indebtedness;

3.2.3	an attachment, execution or other legal process is levied, enforced or sued out on or against all or any part of the assets of the Issuer and is not discharged or stayed within 20 Business Days;

3.2.4

the Issuer takes any corporate action or other steps are taken or legal or other proceedings are started for its winding-up, dissolution or re- organisation (other than for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation previously approved by Special Resolution) or for the appointment of a business rescue practitioner, liquidator, trustee or similar officer of it or of any or all of its assets. This paragraph 3.2.4 shall not apply to any winding up petition that is discharged or dismissed within 20 Business Days of commencement; and

3.2.5

anything analogous to or having a substantially similar effect to any of the events specified in paragraph 3.2.3 to paragraph 3.2.4 (inclusive) above happens to the Issuer in a jurisdiction outside Zimbabwe.

3.3

If a demand for repayment is made by a Noteholder in accordance with this paragraph, the principal amount of all his Notes, all accrued unpaid interest then payable on such Notes (in each case less any applicable taxes) shall be immediately due and payable and the Issuer shall (subject to paragraph 4.6 and paragraph 4.7 of section 1 of these Conditions) immediately pay or repay such amounts to the Noteholder.

4.	PAYMENTS AND CERTIFICATES

4.1

Notwithstanding any other provision of the Instrument or these Conditions, all payments of principal, interest or other moneys to be made by the Issuer in respect of the Notes shall be made after any deductions or withholdings for or on account of any tax required by law to be deducted or withheld from such payments.

4.2

Subject to paragraph 4.3 of section 1 of these Conditions, payments of any principal, interest or other moneys to be made by the Issuer in respect of any Note shall be made to the person shown in the Register as the holder of that Note at the close of business on the tenth Business Day before the relevant payment date (the Record Date), notwithstanding any intermediate transfer or transmission of the Note.

4.3	All payments of principal, interest or other sums payable in respect of the Notes may be made:

4.3.1	by electronic transfer in immediately available cleared funds on the due date for payment, to the account specified for the purpose by the Noteholder or joint Noteholders in writing to the Issuer; or

4.3.2	in the absence of such notification, by cheque or warrant made payable and sent by post to:

4.3.2.1	the Noteholder (or, in the case of jointly held Notes, to the joint Noteholder who is first named on the Register in respect of such Notes at the Record Date) at his registered address; or

4.3.2.2	such person at such address as the Noteholder (or all the joint Noteholders) may direct by notice in writing to the Issuer prior to the Record Date.

Every such cheque or warrant shall be sent on the due date for payment and may be sent through the post at the risk of the Noteholder (or joint

Noteholder) and payment of the cheque or warrant shall be a good discharge to the Issuer.

4.4	All payments of principal or other sums payable on any of the Notes shall:

4.4.1	be made in US$; and

4.4.2	in the case of any payment made pursuant to paragraph 4.3.1 above, be made into a US$ denominated account specified for that purpose by the Noteholder or joint Noteholders in writing to the Issuer.

4.5

The receipt by the registered holder for the time being of any Notes or, in the case of joint registered holders, the receipt of any of them, for the principal payable in respect of such Notes and for any interest accruing due in respect of such Notes or for any other moneys payable in respect of such Notes shall be a good discharge to the Issuer notwithstanding any notice it may have (whether express or otherwise) of the right, title, interest or claim of any other person to or in such Notes or moneys.

4.6

If any payment (whether of principal, interest or otherwise) in respect of any Notes becomes due in accordance with these Conditions on a day that is not a Business Day, such payment shall take place on the next succeeding Business Day, but in the case of interest, no adjustment shall be made to the amount of interest payable and the Noteholder shall not be entitled to any other payment in respect of any such delay.

4.7

The Issuer shall not be obliged to make any payment of principal to a Noteholder unless the Noteholder has delivered to the Issuer his Certificate(s) for the Notes due to be repaid (or, if lost, an indemnity in a form reasonably acceptable to the Issuer).

4.8	If any Noteholder fails or refuses to:

4.8.1	deliver up the Certificate(s) for his Notes to the Issuer on or before the due date for repayment; or

4.8.2	accept payment of the redemption moneys payable in respect of his Notes,

the moneys payable to such Noteholder shall be set aside by the Issuer and paid into a separate bank deposit account. Such setting aside shall be deemed for all the purposes of these Conditions to be a payment to such Noteholder and the Issuer shall, by doing so, be discharged from all obligations in connection with such Notes.

4.9

Any amounts unclaimed, set aside or retained in accordance with these Conditions in respect of any Note may (without constituting the Issuer as trustee in relation to them) be deposited or invested by the Issuer as the Issuer sees fit until they are validly claimed (the claimant having provided the Issuer with such evidence of his entitlement as the Issuer may require) and, if not so claimed within 12 years of first falling due for payment by the Issuer, shall then belong to the Issuer to the exclusion of all further claims by, under or through any Noteholder.

4.10

Notwithstanding any other provision of the Instrument or these Conditions, no payment shall be required to be made by the Issuer or Guarantor to the extent the making of such payment shall be unlawful under the laws of any jurisdiction to which the Issuer or Guarantor is subject.

4.11

The Issuer’s calculation of any amount (including Default Interest) due on the Notes shall (except in the case of manifest error) be binding on all Noteholders and all persons claiming through or under them.

Section 2 – Repayment Notice

To: The [NOTEHOLDERS]

We refer to the loan note instrument dated 15 February in respect of the US$12,000,000 guaranteed loan notes 2023 (the Instrument).

Unless otherwise defined, defined terms in this notice shall have the same meaning as in the Instrument.

We, as Issuer of the Notes, give notice of our desire to exercise our right to repay the [whole]/US$[AMOUNT]* of the principal amount of the Notes in accordance with the Conditions, on [DATE]**.

Signature of the Issuer

................................................

Dated [INSERT DATE]

*         Delete as applicable

**       Insert date, which is to be not less than 14 days after the date of the repayment notice

Section 3 - Title, transfer and transmission of Notes

1.	TITLE TO NOTES

The Issuer shall recognise the registered holder of any Notes as the absolute owner of them and the Issuer shall not be bound to take notice or see to the execution of any trust (whether express, implied or constructive) to which any of the Notes may be subject. No notice of any trust (whether express, implied or constructive) shall be entered on the Register in respect of any Notes and the Issuer shall not be affected by any notice it may have of the right, title, interest or claim of any person, other than the registered holder, to or in any of the Notes.

2.	TRANSFER OF NOTES

The Notes shall only be transferable with the prior written consent of the Issuer, not to be withheld where the transferee has confirmed in writing to the Issuer that:

2.1

neither the transferee nor any member of its group (nor to the extent that it relates to the business of the transferee or any member of its group, any officer, employee or agent acting on behalf of the relevant group company):

2.1.1	is listed on any list of persons subject to economic or financial sanctions, or is otherwise subject to trade embargoes or related restrictive measures issued or maintained by, or on behalf of;

2.1.2

has had any dealings with any individual or entity (whether a supplier, vendor, customer or other contractor) listed on any list of persons subject to economic or financial sanctions, or who is otherwise subject to trade embargoes or related restrictive measures issued or maintained by, or on behalf of; or

2.1.3

has engaged in any activity in violation or circumvention of any laws or regulations relating to economic or financial sanctions, trade embargoes or related restrictive measures imposed, administered or enforced from time to time by, the United Kingdom, the United States of America, the United Nations, the European Union (or any of its member states) or any other governmental authority with jurisdiction over the transferee or group company (or any part of its business or operations); and

2.2

the transferee, its shareholders and the officers, directors, employees, shareholders, partners, contractors, sub-contractors, intermediaries, representatives and agents of each of the transferee, its shareholders and its group companies, in the course of their respective duties to such companies, have complied with:

2.2.1

all applicable anti-bribery and/or anti-corruption laws, statutes, codes and regulations (collectively Anti-Corruption Laws) of any jurisdiction in which the relevant company conducts its business; and

2.2.2	any relevant anti-bribery and anti-corruption obligations pursuant to any contract between the transferee and any third party; and

2.3

none of the officers, directors, employees, shareholders, partners, contractors, sub- contractors, representatives and agents of the transferee or any member of its group have, in the course of their activities relating to its business or the business of any group company, and the transferee has not, offered, paid, promised to pay or authorised the payment of (whether directly or indirectly) anything of value to any other person as an inducement or reward for a person to improperly perform or omit a relevant function or activity, to influence the acts or decisions of a government official in that person’s official capacity, to use that person’s influence with a government or its instrumentality to influence an official act or decision, to secure an improper advantage; or the purpose was to obtain or retain business, to direct business to any person, or to influence any official actions or decisions; and such offer, payment, promise of payment, or authorization of payment was unlawful under any applicable laws or regulations, including but not limited to, Anti-Corruption Laws; and

2.4

neither the transferee nor any member of its group, nor any of the officers, directors, employees or agents of the transferee or any of its group companies, is involved in any investigation, inquiry, claim or proceedings in relation to any alleged bribery or corruption offence or similar conduct, nor are any such investigations, inquiries, claims or proceedings pending or threatened by or against the transferee of any member of its group or any officer, director, employee or agent of the transferee or any member of its group, nor so far as the transferee is aware, are there any facts or circumstances which may give rise to any such investigations, inquiries, claims or proceedings being commenced by or against any of the foregoing persons, provided that if the Issuer has discovered that the transferee is unable to give the confirmations above from its own due diligence enquiries, such consent may be refused.

2.5

For the purposes of this paragraph 2, a function or activity is a "relevant function or activity" if such function or activity is commercial or public in nature and expected to be performed in good faith or impartially or in a position of trust including but not limited to any official duties of a public official that is required by law and a “government official” includes any officer, employee, or agent of (i) any national, regional, or local government or any department, agency, or instrumentality thereof; (ii) any public international organization; (iii) any political party or candidate for political office; (iv) any state-owned enterprise; or (v) any person acting in an official capacity for or on behalf of the foregoing governmental entities, public international organizations, political parties or candidates, or state-owned enterprises.

3.	TRANSMISSION OF NOTES

3.1

The personal representatives of a deceased Noteholder (if the Noteholder was the sole holder or the only survivor of joint holders) or the survivor or survivors (where the Noteholder was one of several joint holders), shall be the only persons recognised by the Issuer as having any title to the Notes registered in the name of the deceased.

3.2

Any person who becomes entitled to any of the Notes in consequence of the death or bankruptcy of a Noteholder (or any other event giving rise to the transmission of such Notes by operation of law) may, upon producing such evidence of his capacity and title as the Issuer requires, elect to either:

3.2.1	be registered himself as the holder of such Notes by delivering a notice in writing to the Issuer to that effect; or

3.2.2

subject always to paragraph 2.1 of section 3 of these Conditions, have a person nominated by him registered as the holder of such Notes. If he elects to have some other person registered, he shall execute an instrument of transfer of such Notes to that person and the provisions of these Conditions relating to the transfer of Notes shall apply as if it were an instrument of transfer executed by the relevant Noteholder and his death, bankruptcy or other event had not occurred.

The Issuer may retain any interest or other payments to be made upon any such Notes until either the person entitled to the same is registered as the holder of such Notes or a transfer of such Notes has been completed and duly registered.

Section 4 - Information and notices

1.	THE REGISTER AND INSTRUMENT

1.1	Each Noteholder shall promptly notify the Issuer at its registered office (or such other place where the Register is kept for the time being) of any change to his name or address.

1.2

Each Noteholder (or any person authorised in writing by a Noteholder) shall be entitled at all reasonable times during normal business hours and on reasonable notice to inspect the Register and to take copies of all or any part of it. The Register may nevertheless be closed by the Issuer for such periods and at such times as the Issuer may think fit, provided that it is not closed for more than 30 days in any one year.

1.3

A copy of the Instrument shall be kept at the Issuer’s registered office and each Noteholder (or any person authorised in writing by a Noteholder) may inspect that copy at all reasonable times during normal business hours and on reasonable notice. The Issuer shall supply a Noteholder with a copy of the Instrument as soon as reasonably practicable following receipt of a written request from the Noteholder to do so.

2.	NOTICES

2.1

Any notice, document or information in connection with the Notes may be given or sent to a Noteholder by sending the same by first class, prepaid post in an envelope addressed to such Noteholder at his registered address in Zimbabwe or (if he has no registered address within Zimbabwe) to the address (if any) within Zimbabwe supplied by him to the Issuer for this purpose.

2.2

In the case of jointly held Notes, any notice, document or other information given to the joint Noteholder whose name stands first on the Register in respect of such Notes shall be sufficient notice to all the joint Noteholders.

2.3

A Noteholder (or, in the case of jointly held Notes, the joint Noteholder first named in the Register in respect of such Notes) whose registered address is outside Zimbabwe and who notifies the Issuer of an address within Zimbabwe at which notices, documents or information may be given or sent to him shall be entitled to have such notices, documents or information served, sent or supplied to him at that address. Otherwise, no such Noteholder shall be entitled to receive any notice, document or other information from the Issuer.

2.4

Where a person is entitled to any Notes by reason of the death or bankruptcy of any Noteholder (or otherwise by operation of law), any notice, document or other information (including any Certificate) may be given or sent to that person by sending the same in any manner authorised by these Conditions for the giving of notice to a Noteholder, addressed to that person by name, or by the title of the representative or trustee of the Noteholder, at the address (if any) within Zimbabwe supplied for this purpose by the person claiming to be so entitled. Until such an address has been so supplied, a notice may be given in any manner in which it might have been given if the death, bankruptcy or other transmission by operation of law had not occurred.

2.5

Any notice, demand or other document in connection with the Notes may be given by personal delivery (including courier) or sent to the Issuer by sending the same by first class, prepaid post and in each case in an envelope addressed to the Issuer at its registered office for the time being.

2.6

Delivery of a notice or document is deemed to have taken place (provided that all other requirements in these Conditions have been satisfied) if delivered by personal delivery at the time of actual delivery to the address or if sent by prepaid first class post to an address in Zimbabwe, at 9.00 am on the second Business Day after posting. To prove service, it is sufficient to prove that the envelope containing the notice was properly addressed, paid for and posted. If any notice or document is delivered by personal delivery after 5.00pm on a Business Day or on a day which is not a Business Day then then delivery shall be deemed to be at 9.00am on the next Business Day.

Section 5 - Meetings of Noteholders

1.	CONVENING A MEETING

1.1

The Issuer may at any time and shall on the request in writing signed by the holders of not less than one-tenth in nominal value of the Notes for the time being outstanding, convene a meeting of the Noteholders to be held at such place as the Issuer shall specify.

1.2

At least 14 days’ notice (excluding the day on which the notice is served or deemed to be served and the day on which the meeting is scheduled to be held) of every meeting shall be given to the Noteholders. The notice shall specify the place, date and time of the meeting and the general nature of the business to be transacted but, except in the case of a resolution to be proposed as a Special Resolution, it shall not be necessary to specify in the notice the terms of any resolution to be proposed.

1.3	The accidental omission to give notice to, or the non-receipt of notice by, any of the Noteholders shall not invalidate the proceedings at any such meeting.

1.4

A meeting of the Noteholders shall, despite being called on shorter notice than specified in paragraph 1.2 above, be deemed to have been duly called if it is agreed in writing by all of the Noteholders.

2.	CHAIRING OF MEETINGS

The Noteholder holding the largest holding (by nominal value) of the outstanding Notes shall be entitled to take the chair at every meeting of the Noteholders. If no one Noteholder shall qualify to take the chair or if at any meeting the Noteholder holding the largest holding (by nominal value) of the outstanding Notes is not present within 15 minutes after the time appointed for holding the meeting, the Noteholders present shall choose one of their number to chair the meeting. The person chairing the meeting in accordance with this paragraph is referred to as the chairman.

3.	ATTENDANCE AND QUORUM

3.1	No business (other than the selection of a chairman) shall be transacted at any meeting of the Noteholders unless the requisite quorum is present at the commencement of business.

3.2

At any meeting of the Noteholders convened for any purpose other than the passing of a Special Resolution, any Noteholders (present in person or by proxy) holding between them at least 50 per cent. in nominal value of the outstanding Notes and entitled to attend and to vote on the business to be transacted shall form a quorum.

3.3

At any meeting of the Noteholders convened for the purpose of passing a Special Resolution, any Noteholders (present in person or by proxy) holding between them 75 per cent. in nominal value of the outstanding Notes and entitled to attend and to vote on the business to be transacted shall form a quorum.

3.4	The Issuer and the Issuer’s legal advisers and any other person authorised by the Issuer, may attend and speak at any meeting of the Noteholders.

4.	ADJOURNMENT

4.1

If within 30 minutes from the time appointed for any meeting of the Noteholders a quorum is not present the meeting shall, if convened upon the requisition of the Noteholders, be dissolved. In any other case it shall stand adjourned to such day and time (being at least 14 days but not more than 28 days later) and to such place as may be appointed by the chairman. At such an adjourned meeting, any Noteholder present (in person or by proxy) and entitled to attend and vote on the business to be transacted shall form a quorum. Such Noteholders shall have the power to pass a Special Resolution or any other resolution and to decide upon all matters which could properly have been disposed of at the meeting from which the adjournment took place.

4.2	The chairman may with the consent of a meeting of the Noteholders at which a quorum is present (and shall, if so directed by the meeting), adjourn the same from time to time and from place to place.

4.3

Notice of any adjourned meeting at which a Special Resolution is to be submitted shall be given in the manner provided in this section 5 and shall state that any Noteholders present (in person or by proxy) at the adjourned meeting will form a quorum.

4.4	No business shall be transacted at any adjourned meeting other than business that might lawfully have been transacted at the meeting from which the adjournment took place.

5.	VOTING

5.1

At any meeting of the Noteholders, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in accordance with paragraph 6 of this section 5. Unless a poll is so demanded, a declaration by the chairman that a resolution has been carried unanimously or by a particular majority, not carried by a particular majority or lost shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

5.2

On a show of hands every Noteholder, who (being an individual) is present in person or by proxy or (being a corporation) is present by its duly authorised representative or by one of its officers as its proxy, shall have one vote.

5.3

On a poll every person present shall have one vote for every US$1.00 nominal value of outstanding Notes of which he is the registered holder or in respect of which he is a representative or proxy. A Noteholder (or a proxy or representative of a Noteholder) entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

5.4

In the case of jointly held Notes, if more than one of the joint holders is present at any meeting (either in person or by proxy) the vote of the senior who tenders a vote (seniority being determined by the order in which the joint holders are named in the Register) shall be accepted to the exclusion of the votes of the other joint holders.

5.5

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a duly appointed proxy or representative.

6.	POLLS

6.1

A poll may be demanded on any resolution put to a meeting of the Noteholders at any time before or on the declaration of the results of a show of hands on that resolution, by the chairman or by one or more Noteholders present (in person or by proxy).

6.2

A poll demanded on the election of a chairman or on a question of adjournment shall be taken immediately. A poll demanded on any other question shall be taken immediately or at such time and place as the chairman reasonably directs. The result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

6.3

The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded. The demand for a poll may be withdrawn.

6.4	On a poll, votes may be given either personally or by proxy and a Noteholder entitled to more than one vote need not (if he votes) use all his votes or cast all the votes he uses in the same way.

7.	PROXIES

7.1	Each instrument appointing a proxy shall be:

7.1.1	in writing;

7.1.2	in the usual common form, or such other form as the Issuer may approve; and

7.1.3	signed by the appointor or his attorney (duly authorised in writing) or, if the appointor is a corporation, either under its common seal or under the hand of an officer or attorney duly authorised.

Such instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and (unless it states otherwise) to vote as the proxy sees fit on any resolution or other business properly put to the meeting or meetings for which the instrument is given (or any adjournment thereof).

7.2	A person appointed to act as a proxy need not be a Noteholder.

7.3

The instrument appointing a proxy (together with any corporate resolution, power of attorney or other authority under which it is signed or a notarially certified copy of such resolution, power or authority) shall be deposited at the registered office of the Issuer or at such other place as may be specified in the notice convening the meeting not less than 48 hours before the time appointed for holding the meeting or adjourned meeting or for the taking of the poll at which the person named in the instrument proposes to vote and in default, the instrument of proxy shall not be treated as valid.

7.4

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or mental incapacity of the principal, or the revocation of the proxy or of the authority under which the proxy is given, unless notification in writing of such death, mental incapacity or revocation has been received at the registered office of the Issuer or at such other place (if any) specified for the deposit of instruments of proxy in the notice convening the meeting (or any document accompanying it) no later than the last time at which an appointment of a proxy should have been received in order for it to be valid for use at the meeting or adjourned meeting or the taking of the poll at which the vote is given. No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution.

8.	POWERS EXERCISABLE BY SPECIAL RESOLUTION

Subject always to paragraph 9.3 of this section 5, in addition to any other powers they may have, the Noteholders may by Special Resolution:

8.1

sanction any proposals from the Issuer for any modification, variation, abrogation or compromise of, or arrangement in respect of, the rights of the Noteholders against the Issuer, whether such rights arise under the Instrument or otherwise;

8.2

sanction any scheme or proposal from the Issuer for the sale or exchange of the Notes for, or the conversion of the Notes into, cash or shares, stock, debentures, debenture stock or other obligations or securities of the Issuer or any other company formed or to be formed, and for the appointment of a person with power on behalf of the Noteholders to execute an instrument of transfer of the Notes held by them in favour of the person to or with whom the Notes are to be sold or exchanged (as the case may be);

8.3

consent to any modification, amendment or abrogation of any of the provisions contained in the Instrument or the Conditions which is proposed by the Issuer and authorise the Issuer to execute an instrument supplemental to this Instrument embodying any such modification, amendment or abrogation; and

8.4	give any authority or sanction which under the provisions of the Instrument or the Conditions is required to be given by Special Resolution.

9.	EFFECT OF RESOLUTION

9.1

A Special Resolution passed at a meeting of the Noteholders duly convened and held in accordance with this section 5 (or passed by way of written resolution in accordance with paragraph 9.2 below), shall be binding on all the Noteholders regardless of whether they were present at such meeting (or, in the case of a written resolution, whether the resolution was signed by them) and each of the Noteholders shall be bound to give effect to such Special Resolution accordingly. The passing of any such Special Resolution shall be conclusive evidence that the circumstances justify passing it.

9.2

A resolution in writing signed by the holders of at least 75 per cent. in nominal value of the Notes for the time being outstanding who are for the time being entitled to receive notice of and vote at meetings of the Noteholders shall for all purposes be as valid and effectual as a Special Resolution passed at a duly convened meeting of the Noteholders held in accordance with this section 5. Such a resolution in writing may be contained in one document or in several documents in like form each signed by one or more of the Noteholders.

9.3

No resolution that would increase any obligation or liability of the Issuer under the Instrument or the Conditions or postpone the due date for payment of any principal amount or interest in respect of any Note may be passed.

10.	MINUTES OF MEETINGS

Minutes of all resolutions and proceedings at every meeting of the Noteholders shall be made and duly entered in books to be from time to time provided for that purpose by the Issuer. Any such minutes, if purporting to be signed by the chairman of the meeting, shall be conclusive evidence of the matters stated in them and until the contrary is proved every such meeting in respect of the proceedings of which minutes have been made and signed shall be deemed to have been duly held and convened, and all resolutions passed at the meeting to have been duly passed.

EXECUTION OF LOAN NOTE INSTRUMENT

ISSUER EXECUTED as a DEED and delivered by	)
CALEDONIA MINING SERVICES	)	Mark Learmonth, Director
(PRIVATE) LIMITED acting by a director, in the presence of:	)
)

Witness signature
Name		Adam Chester
Address		B006 Millais House, Castle Quay, St Helier, Jersey JE2 3EF
Occupation		Lawyer
Dated: 15 February 2023

GUARANTOR EXECUTED as a DEED and delivered by	)
CALEDONIA MINING CORPORATION PLC	)	Mark Learmonth, Director
acting by a director, in the presence of:	)
)

Witness signature
Name		Adam Chester
Address		B006 Millais House, Castle Quay, St Helier, Jersey JE2 3EF
Occupation		Lawyer
Dated: 15 February 2023